EXHIBIT 4.14
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         AMENDMENT to the Finders Agreement (the "Agreement"), dated as of April
25, 2005, by and between Western Power & Equipment Corp. (the "Company") and Olympus Securities, LLC ("AGENT").

         WHEREAS, the parties desire to amend the Agreement in certain respects.

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

                  2. Section 4.2 is hereby deleted and replaced in its entirety by the following:

                  "In addition to the foregoing, upon consummation of a Transaction, the Company will issue to AGENT warrants (the "Warrants") to purchase 300,000 shares of the Company's common stock. The Warrants shall be purchased for a nominal sum and shall be exercisable for a period of five years from the date of closing with an exercise price of $2.00 per share. The terms of the Warrants shall be set forth in an agreement (the "Warrant Agreement") in form and substance reasonably satisfactory to AGENT and the Company."

                  3. Section 4.4 is hereby deleted and replaced in its entirety by the following:

                  "As used herein, the term "Transaction Amount" shall mean $32,000,000, the sum raised in the Transaction from the Entities introduced to the Company by the AGENT."

                  4. Sections 5.1 and 5.2 are hereby deleted and replaced in their entirety by the following:

                  "As used herein, "Transaction" means the purchase by the Entities of certain securities of the Company for an aggregate purchase price of $32,000,000 under a Securities Purchase Agreement entered into by and among the Company and such Entities dated as of June 8, 2005."

                  5. Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

                  6. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the AGENT have executed this Amendment as of the 20th day of January, 2006.



WESTERN POWER & EQUIPMENT CORP.

By:
    -----------------------------------
Name:  C. Dean McLain
Title: Chief Executive Officer



OLYMPUS SECURITIES, LLC

By:
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Name:  Jeffrey Berman
Title: Partner